ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150301

Filed in the office of	Document Number 20140035027-54
Ross Miller Secretary of State State of Nevada	Filing Date and Time 01/16/2014 11:49 AM
	Entity Number E0103492012-9

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

VIP Loyalty Corp.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 5 - Voting Rights is hereby amended to read as follows:

"5.01 General. Except as otherwise provided herein or required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes; PROVIDED HOWEVER, any reverse split of Common Stock of the Company will require a majority vote of the holders of Series A Preferred Stock voting as a separate class."

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.